Exhibit 99.1

www.casipharmaceuticals.com

FOR IMMEDIATE RELEASE:

CASI PHARMACEUTICALS REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

ROCKVILLE, Md. (August 15, 2016) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a biopharmaceutical company dedicated to innovative therapeutics addressing cancer and other unmet medical needs, today reported financial results for the three and six months ended June 30, 2016.

As of June 30, 2016, CASI had cash and cash equivalents of approximately $18.5 million.

CASI reported a net loss for the second quarter of 2016 of ($3.3 million), or ($.08) per share. This compares with a net loss of ($2.1 million), or ($.06) per share, for the same period last year. For the first six months of 2016 the Company reported a net loss of ($5.1 million), or ($0.12) per share, compared with a net loss of ($3.9 million), or ($0.12) per share, for the first six months of 2015.

Sara B. Capitelli, CASI’s Vice President, Finance, commented on the second quarter results, “Our research and development expenses for the second quarter increased over the prior year due to costs associated with purchasing MARQIBO® samples required for our China import product drug application. Our general and administrative expenses for the second quarter increased over the prior year due to an increase in non-cash stock compensation expense of $1.1 million, primarily related to stock option issuances associated with the closings of our 2016 financings. As we look forward to executing our clinical development plans in the U.S., Canada and China, we expect operating expenses to increase in 2016.”

Ken K. Ren, Ph.D., CASI’s Chief Executive Officer, stated, “We continue to make excellent progress and are pleased with our second quarter financial results. In the second half of 2016, we look forward to further advancement of ENMD-2076 and our other internal programs, regulatory and clinical progress with the import of our in-licensed late-stage assets from Spectrum Pharmaceuticals, and the expansion of our pipeline with additional drug programs.”

About CASI Pharmaceuticals, Inc.

CASI is a biopharmaceutical company dedicated to the acquisition, development and commercialization of innovative therapeutics addressing cancer and other unmet medical needs for the global market with a commercial focus on China. CASI’s product pipeline includes exclusive rights to MARQIBO® (vinCRIStine sulfate LIPOSOME injection), EVOMELA® (melphalan) for Injection and ZEVALIN® (ibritumomab tiuxetan) for greater China (including Taiwan, Hong Kong and Macau). CASI’s development pipeline also includes its proprietary drug candidate ENMD-2076, a selective angiogenic kinase inhibitor currently in multiple Phase 2 oncology studies, and 2ME2 (2-methoxyestradial) an orally active compound that has antiproliferative, antiangiogenic and anti-inflammatory properties. CASI is headquartered in Rockville, Maryland and has a wholly owned subsidiary with R&D operations in Beijing, China. More information on CASI is available at www.casipharmaceuticals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals, including, without limitation, with respect to the closing of the private placement offering and the anticipated use of the net proceeds. Forward looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that the remaining closing or closings of the private placement offering does not occur, that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the volatility in the market price of our common stock; risks relating to interests of our largest stockholders that differ from our other stockholders; the risk of substantial dilution of existing stockholders in future stock issuances, including as a result of the closing of the private placement offering; the difficulty of executing our business strategy in China; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development; the risk that results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

MARQIBO®, EVOMELA® and ZEVALIN®are proprietary to Spectrum Pharmaceuticals, Inc. and its affiliates.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Torrey Hills Capital Jim Macdonald 858.456.7300 jmacdonald@torreyhillscapital.com

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(Financial Table Attached)

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CASI PHARMACEUTICALS, INC.
SUMMARY OF OPERATING RESULTS

Three Months Ended
June 30,

	2016	2015
Total revenues	$-	$23,994

Research and development	$1,362,676	$1,223,274
General and administrative	$1,914,802	$857,623
Net loss	$(3,291,870)	$(2,095,467)
Net loss per share attributable to common shareholders (basic and diluted)	$(0.08)	$(0.06)
Weighted average number of shares outstanding (basic and diluted)	42,906,781	32,445,811

Cash and cash equivalents	$18,534,467	$7,953,821

Six Months Ended

June 30,

	2016	2015
Total revenues	$-	$47,712

Research and development	$2,381,433	$2,088,311
General and administrative	$2,679,877	$1,785,114
Net loss	$(5,086,236)	$(3,898,820)
Net loss per share attributable to common shareholders (basic and diluted)	$(0.12)	$(0.12)
Weighted average number of shares outstanding (basic and diluted)	41,556,911	32,445,811

Cash and cash equivalents	$18,534,467	$7,953,821

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